Exhibit 5.02

July 31, 2020

Board of Directors
The Hartford Financial Services Group, Inc.
One Hartford Plaza
Hartford, Connecticut 06155
Ladies and Gentlemen:

I have examined the Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (Registration No. 333- 197671) (the “Original Registration Statement”) filed by The Hartford Financial Services Group, Inc. (the “Company”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder.

The Original Registration Statement registered up to 12,000,000 shares of the Company’s common stock, issuable pursuant to awards granted under the The Hartford 2014 Incentive Stock Plan (the “2014 Incentive Plan”).

The Amendment reflects that any shares that were authorized for issuance but remain unissued under the 2014 Incentive Plan will become available for issuance under The Hartford 2020 Stock Incentive Plan (the “2020 Incentive Plan”), and that shares that are currently subject to outstanding awards under the 2014 Incentive Plan will become available for issuance under the 2020 Incentive Plan if such awards under the 2014 Incentive Plan subsequently expire, terminate or are otherwise surrendered, canceled, forfeited, or are settled in cash in lieu of shares of the Company’s common stock (including to effect tax withholding).
I have examined and am familiar with the Company’s Certificate of Incorporation and Bylaws, each as amended, determinations by the Board of Directors and certain of its committees with respect to the filing of this Amendment and the Plan.
Based on the foregoing, I am of the opinion that the shares of common stock which may be issued by the Company pursuant to the 2020 Incentive Plan have been duly authorized and when issued in accordance with the terms of the 2020 Incentive Plan will be validly issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving such consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Donald C. Hunt, Esq.
Donald C. Hunt, Esq. Corporate Secretary